UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Hospitality Properties Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 12, 2017, Hospitality Properties Trust made available the following investor presentation.

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Legal disclaimers. WARNING REGARDING FORWARD LOOKING STATEMENTS THIS PRESENTATION CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON THE PRESENT INTENT, BELIEFS OR EXPECTATIONS OF HOSPITALITY PROPERTIES TRUST, OR HPT. FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING SOME WHICH ARE BEYOND HPT’S CONTROL AND SOME THAT ARE REFERENCED IN HPT’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016 AND SUBSEQUENT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENT. EXCEPT AS REQUIRED BY APPLICABLE LAW, HPT UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENT AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. ADDITIONAL INFORMATION REGARDING HPT AND THE 2017 ANNUAL MEETING AND WHERE TO FIND IT Shareholders are encourage to read HPT’s definitive proxy statement for the 2017 annual meeting of shareholders filed with the SEC and any amendments or supplements thereto, HPT’s annual report on Form 10-K for the year ended December 31, 2016, quarterly report on Form 10-Q for the quarterly period ended March 31, 2017 and other relevant documents that HPT has filed with the SEC because they contain important information. Shareholders may obtain free of charge copies of HPT’s definitive proxy statement and the other documents filed by HPT with the SEC at the SEC’s website (http://sec.gov), at HPT’s website (http://hptreit.com) or by requesting these materials by contacting Investor Relations by phone at (617) 796-8232 or by mail at Two Newton Place, 255 Washington Street, Suite 300, Newton, MA 02458. Shareholders may also obtain free of charge copies of HPT’s definitive proxy statement and other materials related to the 2017 annual meeting of shareholders by contacting the firm assisting HPT in the solicitation of proxies, Morrow Sodali LLC, toll free at (800) 662-5200 (banks and brokers call collect at (203) 658-9400). THIRD PARTY INFORMATION This presentation may contain or refer to third party reports and other information relating to HPT or other persons. The author and source of any third party information and the date of its publication are clearly and prominently identified. HPT has not communicated with the providers of this information in this presentation. HPT has not assisted in the preparation of the third party information, cannot guarantee the accuracy, completeness or availability of the third party information, and does not explicitly or implicitly endorse or approve such information.

• Fothr 1ec5onsecutivqeuarterlryeporti room("RevPAR"g)rowtwh hichacsonsis npgeriodesndeSdeptembe3r02,016H, PT’s tentleyxceedehdoteinl dustrayverageasrs hotelhsavperoducerdevenupeearvailable eportebdSymitThraveRlesearc(hSTR). HospitalitPyropertieTsrust 3 HPT’hsotelesxceedeidndustrayverag“eRevPARf”o1r5 consecutivqeuarters.

DividendPsaiPdeSrhare $2.10 $2.05 $2.00 $1.95 $1.90 $1.85 $1.80 $1.80 $1.75 $1.70 $1.65 2011 2012 2013 2014 201(51) 2016 201(72) (1) Doensoint cludtehdeistributiobnHyPoTsfhareosTfhReMRGrou(pNasdaqR: MRo)Dnecembe1r42,015. (2) BaseodAnpr1il12,01a7nnouncementht athtHePqTuarterlcyommosnhardeividenwd aisncreasetd$o0.5p2ecrommosnhar(e$ sharoeonarbouFtebruar2y12,017. Sourcec:ompanfyilings. 2.0p8esrharpeeyreaHr)P.pTaidadistributioon$f0.5p1er HospitalitPyropertieTsrust 4 $2.07 $2.03 $1.99 $1.95 $1.89 $1.82 HPhTaisncreaseidtqsuarterlcyommosnhardeividenidn eacohthf leasstiyxears.

AsoDf ecembe3r 12, 016 97.8% 100.0% 90.0% 80.0% 70.0% 60.0% 56.4% 50.0% 46.1% 40.0% 30.0% 26.6% 20.0% 10.0% 0.0% Fivyeear. Onyeear. Threyeear. 1y0ear. HPT SNULSREIHToteInl dex HospitalitPyropertieTsrust 5 SourceS:NFLinanciaUl.SR.EIHToteInl deDxataanCdompandyata. TotaRleturn 80.3% 31.0% 23.9% 13.8% HPhTadseliveresdtronpgerformancveersutshSeNULSREIT HoteInl dex.

The RMR transaction has further aligned RMR’s interests with HPT, SNH, GOV and SIR shareholders. In June 2015, HPT, SNH, GOV and SIR acquired approximately half of The RMR Group for $11.52 per share. The four REITs distributed approximately half of their shares to their shareholders and on December 15, 2015, The RMR Group began trading on the Nasdaq under the ticker “RMR”. On June 2, 2017, RMR’s closing price was $51.90 per share, an approximately 300% increase over the REITs’ purchase price. In addition, since December 15, 2015, RMR has paid aggregate dividends of $1.30 per common share. RMR shares were acquired by the REITs at a significant discount in exchange for 20 year management agreements and The historical owners of RMR became owners of a significant number of restricted shares of HPT, SNH, GOV and SIR and those shares are subject to lock up agreements through 2025.payment was principally made in REIT shares. HPT, SNH, GOV and SIR own RMR shares and benefit when RMR does well. With RMR as a public company, there is greater transparency for HPT, SNH, GOV and SIR shareholders into RMR management, including RMR’s compensation practices and financial and operating results. The RMR transaction came soon after a significant prior restructuring of the RMR management agreements with HPT, SNH, GOV and SIR, which also further aligned interests: the agreements were changed to provide monthly management fees based on the lower of historical cost of real estate or total market capitalization as well as to provide incentive fees based on total shareholder returns compared to relevant benchmark indices over a three year period. Hospitality Properties Trust

AoMsf a3y12,017 SNH(+68.5%) GOV(+57.5%) SIR(+39.3%) HP(T+23.11%) SNUL.SE.quitRyEIITnd(e+x14.5%) HospitalitPyropertieTsrust 7 SourceS:NFLinancial. HPaTntdhoetheRrMREIThsavoeutperformetdhSeNUL.SE.quitRyEIITndesxince RMR’rsestructurinagnpdublilcistinogDnecembe1r52,015.

StaybridgSeuiteFsLt.auderdaleP,lantatioF,nL OperatoInrt:erContinentaHlotelGs roup GuesRtooms1:41 HospitalitPyropertieTsrust InvestoErngagemenPtresentation